Exhibit 10.3

LEASE AGREEMENT

Dated as of September 1, 2005

Between

BERNALILLO COUNTY, NEW MEXICO

and

TEMPUR PRODUCTION USA, INC.

Bernalillo County, New Mexico

Industrial Revenue Bonds

(Tempur Production USA, Inc. Project)

Taxable Variable Rate

Series 2005A

Taxable Fixed Rate Unsecured

Series 2005B

Certain rights of Bernalillo County, New Mexico in this Lease Agreement (with certain exceptions) have been pledged and assigned to The Bank of New York Trust Company, N.A., as Trustee, under the Trust Indenture dated as of September 1, 2005, between the Issuer and the Trustee.

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease Agreement” or “Agreement”), dated as of September 1, 2005 between Bernalillo County, New Mexico (the “Issuer”), and Tempur Production USA, Inc., a Virginia Corporation (the “Company”);

RECITALS

WHEREAS, pursuant to The New Mexico County Industrial Revenue Bond Act, NMSA 1978, Section 4-59-1 et seq., as from time to time amended, (the “Industrial Revenue Bond Act”), and at the request of the Company, the Issuer will issue up to $100,000,000 principal amount of Industrial Revenue Bonds (Tempur Production USA, Inc. Project ) in two separate series consisting of the Taxable Variable Rate Series 2005A and the Taxable Fixed Rate Unsecured Series 2005B (the “Bonds”), under a Trust Indenture of even date herewith (the “Indenture”) between the Issuer and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), for the purpose of providing funds to (a) finance and reimburse the costs of manufacturing facilities of the Company described in the Indenture (the “Project”), and (b) pay costs related to the issuance of the Bonds, in consideration of payments by the Company, which will be sufficient to pay the principal and purchase price of, redemption premium, if any, and the interest on the Bonds;

WHEREAS, (i) the Series 2005A Bonds are to be purchased under a Bond Purchase Agreement dated as of October 26, 2005 (together with any and all amendments and supplements, the “Series 2005A Bond Purchase Agreement”) among the Issuer, the Underwriter and the Company and (ii) the Series 2005B Bonds are to be purchased under a Bond Purchase Agreement dated as of October 26, 2005 (together with any and all amendments and supplements, the “Series 2005B Bond Purchase Agreement” and together with the Series 2005A Bond Purchase Agreement, the “Bond Purchase Agreement”) among the Issuer, Tempur World, LLC and the Company. The Indenture, the Bond Purchase Agreement and this Agreement are referred to as the “Bond Documents.

WHEREAS, Bank of America, N.A. (the “Bank”), will issue and deliver to the Trustee its irrevocable direct-pay letter of credit (the “Letter of Credit”) providing for payment when due of the principal of and interest on the Series 2005A Bonds, and payment of the purchase price of Series 2005A Bonds tendered for purchase, under a Credit Agreement dated as of October 18, 2005 (the “Credit Agreement”) among the Company and certain of its affiliates as borrowers, Tempur-Pedic International, Inc. a Delaware Corporation, and certain of its subsidiaries and affiliates as guarantors, the lenders identified therein and the Bank of America, N.A., as administrative agent, as amended, supplemented, modified, extended, renewed or replaced;

WHEREAS, the proceeds of the Bonds will be used to finance the Project (defined below);

WHEREAS, the Company has conveyed the Project Site (as defined below) to the Issuer pursuant to a special warranty deed and subject to the Permitted Liens. The Project Property is to be leased to the Company under this Lease Agreement (together with all amendments and supplements, this “Agreement”);

WHEREAS, the Issuer deems it desirable, in the best interests of its residents and in accordance with the purposes of the Industrial Revenue Bond Act, to issue its Bonds and make the proceeds thereof available to the Company pursuant to this Agreement for the purposes described above and in the Indenture;

WHEREAS, the Bonds will be special limited obligations of the Issuer payable as therein provided and the Bonds will not constitute a debt or pledge of the credit of the Issuer, and owners of the Bonds will have no right to have taxes levied by the Issuer or to require the Issuer to use any revenues for the payment of the Bonds, except for Receipts and Lease Payments (as defined in the Indenture); and

WHEREAS, the Company and the Issuer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed;

WHEREAS, the Issuer and the Company are entering into this Lease Agreement to provide for the lease and purchase of the Project from the Issuer by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual representations, and agreements hereinafter contained, the Issuer and the Company agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement will never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer, but will be payable solely out of Receipts and Lease Payments):

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions of Words and Terms. For all purposes of this Lease Agreement, except as otherwise provided or unless the context otherwise requires, words and terms used in this Lease Agreement have the same meanings as set forth in Section 1.01 of the Indenture. In addition to the words and terms defined in the Indenture and elsewhere defined herein, the following words and terms as used herein shall have the following meanings unless the context or use clearly indicates another or different meaning or intent:

“Bank Documents” means the Credit Agreement and the Security Documents.

“Basic Term” means that term commencing as of the Issue Date of the Bonds and ending on September 1, 2035, subject to prior termination as specified in this Lease Agreement, but ending, in any event, when all of the principal of, redemption premium, if any, and interest on all Outstanding Bonds shall have been paid in full or provision made for their payment in accordance with the provisions of the Indenture.

“Company Documents” means this Agreement, the Purchase Agreement, the Remarketing Agreement, and the Bank Documents.

“Completion Date” means the date determined pursuant to Section 3.9 hereof.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an event of default hereunder.

“Environmental Assessment” means an environmental assessment with respect to the Project conducted by an independent consultant reasonably satisfactory to the Issuer and Trustee which reflects the results of such inspections, records reviews, soil tests, groundwater tests and other tests requested, which assessment and results shall be reasonably satisfactory in scope, form and substance to the Issuer and the Trustee.

“Event of Default” means one of the events so denominated and described in Section 7.1 of this Lease Agreement.

“Facility” means a facility used in connection with the Company’s manufacturing operations to be operated by the Company in Bernalillo County, New Mexico.

“Improvements” means all equipment, furniture, furnishings, computers and other systems and all other personal property of any kind which is subject to depreciation for federal income tax purposes and is suitable for use and used in the Facility.

“Issue Date” means the date on which the Bonds are initially authenticated and delivered to the owners of the Bonds in exchange for payment of the purchase price for the Bonds.

“Lease Term” means the Basic Term of this Lease Agreement.

“Payment in Full of the Bonds” specifically encompasses the situations referred to in Section 7.01 of the Indenture.

“Permitted Liens” means, as of any particular time, (i) all taxes, assessments and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project Property; all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by any lien on the Project Property; (ii) this Agreement and any assignment or lease permitted by this Agreement, (iii) mechanics’, materialmen’s, carriers’ and other similar liens, provided that the same are satisfied, terminated, or released in the ordinary course of business, and (iv) such minor defects, irregularities, encumbrances, easements, rights-of-way and clouds on title to the Project Property as normally exist with respect to similar properties and as do not, individually or in the aggregate, materially impair the Project Property for the purpose for which it is used by the Company or materially detract from the value of the Project Property.

“Plant” shall mean all property, equipment and other assets now or hereafter owned or used by the Company at its location in or near Bernalillo County, Albuquerque, New Mexico in connection with the Company’s business of manufacturing and selling mattresses, but excluding the Project.

“Project Property” means the Project Site, the Facility and the Improvements

“Project Site” shall mean the real property in Bernalillo County, New Mexico to be acquired as part of the Project as described on Exhibit D.

“Security Documents” means the Mortgage, Assignment, Security Agreement and Fixture Filing dated as of October 27, 2005 between the Company, Issuer and the Bank, and all assignments made by the Company and/or Issuer to the Bank to secure its obligations to the Bank under the Credit Agreement.

Section 1.2. Rules of Construction. For all purposes of this Lease Agreement, except as otherwise provided or unless the context otherwise requires, the following rules of construction apply in construing the provisions of this Lease Agreement:

(a)	The defined terms referred to in this Article include the plural as well as the singular.

(b)	All references in this instrument to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument as originally executed.

(c)	The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease Agreement as a whole and not to any particular Article, Section or other subdivision.

(d)	The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

(e)	Whenever an item or items are listed after the word “including,” such listing is not intended to be a listing that excludes items not listed.

ARTICLE II

REPRESENTATIONS

Section 2.1. Representations by the Issuer. The Issuer represents and warrants to the Company and the Trustee as follows:

(a)	Organization and Authority. The Issuer is a political subdivision, organized and existing under the laws of the State. The Issuer has all requisite power and authority under the Act to (i) issue the Bonds, (ii) lend the proceeds thereof to the Borrower to assist the Borrower in financing the cost of acquiring, constructing, equipping and installing the Project, and (iii) enter into, and perform its obligations under this Agreement, the Purchase Agreement, and the Indenture.

(b)	Pending Litigation. There are no actions, suits, proceedings, inquiries or investigations pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer in any court or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by this Agreement, the Purchase Agreement, the Remarketing Agreement or the Indenture or which, in any way, would materially and adversely affect the validity or enforceability of the Bonds, the Indenture, the Purchase Agreement, the Remarketing Agreement, this Agreement or any agreement or instrument to which the Issuer is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby or thereby.

(c)	Issue, Sale and Other Transactions Are Legal and Authorized. The issuance and sale of the Bonds and the execution and delivery by the Issuer of this Agreement, the Purchase Agreement and the Indenture, and the compliance by the Issuer with all of the provisions of each thereof and of the Bonds (i) are within the purposes, powers and authority of the Issuer, (ii) have been done in full compliance with the provisions of the Act, (iii) are legal and will not conflict with or constitute on the part of the Issuer a violation of or a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any property of the Issuer (other than as contemplated in the Indenture) under the provisions of, any activating resolution, by-law, indenture, mortgage, deed to secure debt, note agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or to the best of Issuer’s knowledge any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its activities or properties, and (iv) have been duly authorized by all necessary corporate action on the part of the Issuer.

(d)	Governmental Consents. Neither the nature of the Issuer nor any of its activities or properties, nor any relationship between the Issuer and any other person, nor any circumstance in connection with the issue, sale or delivery of any of the Bonds is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Issuer in connection with the execution, delivery and performance of this Agreement, the Purchase Agreement or the Indenture or the issue, sale or delivery of the Bonds, other than those already obtained; provided, however, no representation is made as to compliance with any federal or state securities or “blue sky” law.

(e)	No Defaults. To the best of Issuer’s knowledge, no event has occurred and no condition exists with respect to the Issuer which would constitute an “event of default” as defined in this Agreement, the Purchase Agreement or the Indenture or which, with the lapse of time or with the giving of notice or both, would become such an “event of default.” The Issuer is not in default under the Industrial Revenue Bond Act or under any charter instrument, by-law or other agreement or instrument to which it is a party or by which it is bound which default would adversely affect the enforceability or taxability of the Bonds.

(f)	No Prior Pledge. Neither this Lease Agreement nor any of the Receipts and Lease Payments have been pledged or hypothecated in any manner or for any purpose other than as provided in the Indenture as security for the payment of the Bonds.

(h)	Nature and Location of Project. The financing of the costs of the Project, together with related expenses, is authorized under the Act and is in furtherance of the public purpose for which the Issuer was created. The Project is located within the boundaries of the Issuer.

(i)	Limited Obligation. Notwithstanding anything herein contained to the contrary, any obligation the Issuer may hereby incur for the payment of money shall not constitute an indebtedness of the Issuer or of the State or of any political subdivision thereof within the meaning of any state constitutional provision or statutory limitation and shall not give rise to a pecuniary liability of the Issuer or the State or any political subdivision thereof, or constitute a charge against the general credit or taxing power of said Issuer or the State or any political subdivision thereof, but shall be limited obligations of the Issuer payable solely from (i) Receipts and Lease Payments, (ii) revenues derived from the sale of Bonds, and (iii) amounts on deposit from time to time in the Bond Funds, subject to the provisions of this Lease Agreement and the Indenture permitting the application thereof for the purposes and on the terms and conditions set forth herein and therein.

Section 2.2. No Representation or Warranty by Issuer as to Project. The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being used by the Company. The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Company. Any bond purchaser, assignee of the Lease Agreement or any other party with any interest in this transaction, shall make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.

Section 2.3. Representations by the Company. The Company represents and warrants, as of the date of this Agreement, to the Issuer and the Trustee as follows:

(a)	Organization and Authority. The Company (i) is a Virginia corporation duly organized, validly existing and in good standing and qualified to do business under the laws of the State, and (ii) has all requisite power and authority to enter into and perform the agreements and covenants contained in the Company Documents and all necessary licenses and permits to own and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(b)	No Defaults or Violations of Law. There are no proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company in any court or before any governmental authority, arbitration board or tribunal which if adversely determined, would materially and adversely affect the transactions contemplated by this Agreement, the Purchase Agreement, the Remarketing Agreement or the Indenture or which, in any way, would materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company, or the ability of the Company to perform its obligations under the Company Documents. The Company is not in default with respect to an order of any court, governmental authority, arbitration board or tribunal.

(c)	Agreements Are Legal and Authorized. The execution and delivery by the Company of each of the Company Documents and the compliance by the Company with all of the provisions hereof and thereof (i) are within the corporate power of the Company, (ii) will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of the Company under the provisions of, any agreement, articles of incorporation, by-laws or other instrument to which the Company is a party or by which it may be bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its activities or properties, and (iii) have been duly authorized by all necessary corporate action on the part of the Company.

(d)	Governmental Consent. Neither the Company nor any of its business or properties, nor any relationship between the Company and any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than those already obtained; provided, however, that no representation is made as to any consents, approvals or authorizations required in connection with the construction or occupancy of the Project.

(e)	No Defaults. No event has occurred and no condition exists with respect to the Company that would constitute an “event of default” under any of the Company Documents or which, with the lapse of time or with the giving of notice or both, would become such an “event of default.” The Company is not in violation in any material respect of any agreement, articles of incorporation, by-laws or other instrument to which it is a party or by which it may be bound.

(f)	Compliance with Law. The Company is not in violation in any material way of any laws, ordinances, governmental rules or regulations to which it is subject and has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the properties, business, prospects, profits or conditions (financial or otherwise) of the Company.

(g)	Reserved.

(h)	Inducement. The issuance of the Bonds by the Issuer and the lending of the proceeds thereof to the Company to enable the Company to acquire, construct and equip the Project have induced the Company to locate the Project in Bernalillo County, New Mexico.

(i)	Estimated Time of Completion of the Project. The Company estimates that the Project will be completed and ready for occupancy by April 30, 2006.

(h)	Use of Proceeds. The proceeds from the sale of the Bonds will be used only for payment of Costs of the Project and related costs of issuance of the Bonds authorized and permitted by the Industrial Revenue Bond Act.

Section 2.4. Modification of Agreement. Subsequent to the issuance of the Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), this Lease Agreement may not be amended, changed, modified, altered or terminated except as permitted herein and by the Indenture and with the written consent of the Company, the Trustee and, if a Letter of Credit is in place, the Bank.

ARTICLE III

ISSUANCE OF THE BONDS; USE OF PROCEEDS

Section 3.1. Issuance of the Bonds; Use of Proceeds. The Issuer shall issue the Bonds for the purposes and upon the terms and conditions provided in this Lease Agreement and the Indenture. Proceeds of the Initial Bonds and Additional Bonds will be deposited in the Project Fund created in the Indenture. The moneys in the Project Fund shall be used to finance the acquiring, constructing, installing and equipping of the Project and for paying certain of the costs of issuing the Bonds.

Section 3.2. Agreement to Acquire, Construct, Install and Equip the Project. The Company shall cause the acquisition, construction, installation and equipping of the Project to be completed substantially as described in Exhibit A, as such Exhibit A may be amended from time to time by the Company; provided, that in the case of any material change in such Exhibit A there shall be filed with the Issuer, the Bank and the Trustee the written approving Opinion of Bond Counsel to the effect that such change shall be permitted by the Industrial Revenue Bond Act. The Company agrees to obtain all licenses, permits and consents required for the acquisition, construction, installation and equipping of the Project, and the Issuer shall have no responsibility therefor.

The Company will not take any action or fail to take any action which would adversely affect the qualification of the Project under the Industrial Revenue Bond Act.

Section 3.3 [Reserved]

Section 3.4. Application of Company Moneys. If the proceeds derived from the sale of the Bonds issued for such purpose are not sufficient to pay in full the Costs of the Project, the Company shall pay so much of the cost thereof as may be in excess of the proceeds of the Bonds and any investment income thereon available therefor. The Company agrees that if, after exhaustion of the proceeds derived from the sale of the Bonds and investment income thereon, the Company pays any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Issuer or the Trustee nor shall it be entitled to any abatement, diminution or postponement of its payments hereunder.

Section 3.5. LIMITATION OF ISSUER’S LIABILITY. ANYTHING CONTAINED IN THIS LEASE AGREEMENT TO THE CONTRARY NOTWITHSTANDING, ANY OBLIGATION THE ISSUER MAY INCUR IN CONNECTION WITH THE UNDERTAKING OF THE PROJECT FOR THE PAYMENT OF MONEY SHALL NOT BE DEEMED TO CONSTITUTE A DEBT OR GENERAL OBLIGATION OF THE ISSUER, THE STATE OR ANY POLITICAL SUBDIVISION THEREOF, BUT SHALL BE PAYABLE SOLELY AS DESCRIBED AND IN ACCORDANCE WITH SECTION 12.4 OF THIS LEASE AGREEMENT.

Section 3.6. DISCLAIMER OF WARRANTIES. The Company recognizes that since the Project has been acquired, constructed and equipped by the Company and by contractors and suppliers selected by the Company, THE ISSUER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE PROJECT OR ITS SUITABILITY FOR THE PURPOSES OF THE COMPANY OR THE EXTENT TO WHICH PROCEEDS DERIVED FROM THE SALE OF THE BONDS WILL PAY THE COST TO BE INCURRED IN CONNECTION THEREWITH.

Section 3.7. Payments from Project Fund. The Trustee shall use and disburse moneys in the Project Fund solely in accordance with Section 4.07 of the Indenture.

Section 3.8. Deposits of Bond Proceeds and Security for Deposits. All moneys received by the Issuer in connection with the issuance of the Bonds (other than for its fees and expenses) shall be deposited in the applicable account of the Project Fund created under the Indenture. All such moneys deposited shall be applied in accordance with the terms and for the purposes herein set forth and shall not be subject to lien or attachment by any creditor of the Issuer.

Section 3.9. Investment of Funds. Any moneys held in the any funds created under the Indenture shall be invested or reinvested by the Trustee as set forth in Section 4.11 of the Indenture, to the extent permitted by law, in the Permitted Investments, at the telephonic or oral direction (confirmed in writing) of the Company Representative.

Section 3.10. [Reserved].

Section 3.11. Establishment of Completion Date. The Completion Date shall be evidenced to the Issuer and the Trustee by a Certificate in the form attached as Exhibit B hereto signed by a Company Representative stating (i) the Costs of the Project, (ii) that the acquisition, construction, furnishing and equipping of the Project have been completed and the date thereof, and (ii) that, except for amounts retained by the Trustee for the Costs of the Project not then due and payable, if any, the full Costs of the Project has been paid. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which subsequently may come into being.

ARTICLE IV

LEASE OF THE PROJECT; PAYMENT PROVISIONS

Section 4.1 Effective Date. The parties acknowledge that after the Issue Date their relationship with respect to the Project will be governed by the provisions of this Lease Agreement.

Section 4.2. Granting of Leasehold Estate; Basic Term. At the Issue Date, title to the Project Site and the Project is in Bernalillo County, New Mexico. As of the Issue Date of the Bonds, the Issuer hereby rents, leases, and lets the Project (including the Project Site) to the Company, and the Company hereby rents and leases, the Project (including the Project Site) from the Issuer, for the rentals and upon and subject to the terms and conditions herein contained, for the Basic Term.

Section 4.3. Lease Payments. The Company shall make the following payments to provide for payment of the interest on and principal of, and redemption premium, if any, on the Bonds, directly to the Trustee, in immediately available funds, for deposit in the Bond Fund, on the following dates, and otherwise as set out below:

(a)	Bond Fund—Interest: On or before 1:30 p.m., New York City time, on each Interest Payment Date or any other date that any payment of interest is required to be made in respect of the Bonds pursuant to the Indenture, an amount which is, together with any other moneys available for such purpose in such Bond Fund, not less than the interest to become due on the Bonds on such Interest Payment Date or other date that interest is due.

(b)	Bond Fund—Principal: On or before 1:30 p.m., New York City time, on each principal payment date on the Bonds (whether at maturity or acceleration or otherwise), an amount which, together with any other moneys available for such purpose in such Bond Fund, is not less than the principal due on the Bonds on the next principal payment date by maturity, redemption, acceleration or otherwise.

(c)	Bond Fund—Redemption: On or before the date required by this Lease Agreement or the Indenture, the amount required to redeem the Bonds then Outstanding if the Company exercises its right to redeem the Bonds under any provision of the Indenture or if any of the Bonds are required to be redeemed under any provision of the Indenture.

The Company shall receive a credit against its obligations to make Lease Payments under this Section, and the obligation of the Company to make any such payment hereunder shall be deemed satisfied and discharged to the extent of the corresponding payment under the Series 2005A Bonds made by the Bank to the Trustee under the Letter of Credit; provided further, however, that to the extent such payment is not made under the Letter of Credit, the Company is obligated to make full payment.

If the Company fails to make any of the payments required in this Section, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon from the date when such payment was due until paid in full, at the rate of interest borne by the Bonds until paid in full.

Section 4.4. Letter of Credit; Substitute Letter of Credit.

(a) The Letter of Credit delivered to the Trustee simultaneously with the original issuance and delivery of the Series 2005A Bonds as increased from time to time as provided herein and in the Indenture constitutes an irrevocable obligation of the Bank to pay to the Trustee, upon request and in accordance with the terms thereof, up to an amount equal to the sum of (i) the principal amount of the Series 2005A Bonds then outstanding plus (ii) an amount equal to interest for 35 days on the principal amount of each Series 2005A Bond then outstanding at the rate of twelve percent (12%) per annum.

(b) The Company shall have the option from time to time to provide the Trustee with a Substitute Letter of Credit in accordance with the provisions of Section 5.03 of the Indenture. If at any time there shall have been delivered to the Trustee a Substitute Letter of Credit, together with the other documents and opinions required by this Section 5.03 of the Indenture, then the Trustee shall accept such Substitute Letter of Credit and promptly surrender the previously held Letter of Credit to the issuer thereof for cancellation, in accordance with the terms of such Letter of Credit. If at any time there shall cease to be any Series 2005A Bonds outstanding under the Indenture, the Trustee shall promptly surrender the Letter of Credit to the issuer thereof, in accordance with the terms of such Letter of Credit, for cancellation. The Trustee shall comply with the procedures set forth in the Letter of Credit relating to the termination thereof.

Section 4.5. Additional Payments.

(a) The Company shall pay, or cause to be paid, an amount equal to (i) the fees and expenses of the Trustee incurred in connection with the rendering of its ordinary and extraordinary services as Trustee under the Indenture, as and when the same become due, including the reasonable fees and expenses of its Counsel actually incurred, (ii) the fees and expenses of the Fiscal Agent for acting as Fiscal Agent for the Bonds, including the reasonable fees and expenses of its Counsel, (iii) the fees and expenses of the Underwriter for the Series 2005A Bonds, including the reasonable fees and expenses of its Counsel, and any other amounts due and payable to the Underwriter under the Purchase Agreement, (iv) the fees and expenses of the Remarketing Agent for serving as Remarketing Agent for the Bonds, including the reasonable fees and expenses of its Counsel, and any other amounts due and payable to the Remarketing Agent under the Remarketing Agreement, (v) the fees and expenses of the Rating Agency for issuing and maintaining its securities rating on the Series 2005A Bonds, and (vi) the Issuer’s Administrative Fee and its out-of-pocket expenses, administrative expenses and reasonable fees and expenses of Counsel to the Issuer.

The Company may, without constituting grounds for an Event of Default hereunder, withhold payment of any such fees and expenses of the Trustee or the Fiscal Agent (other than such ordinary fees and expenses of the Trustee and Fiscal Agent as may be agreed to by the Company pursuant to written agreement with the Trustee or the Fiscal Agent, as applicable), to contest in good faith the necessity for any extraordinary services of the Trustee and the reasonableness of any extraordinary expenses of the Trustee, or to contest in good faith the necessity for any services performed and expenses paid or incurred by, and the reasonableness of any additional fees, charges or expenses of, the Fiscal Agent. If the Company should fail to make any of the payments required in this Section, the item or installment which the Company has failed to make shall continue as an obligation of the Company until the same shall have been fully paid, with interest thereon at the rate per annum borne by the Bonds until paid in full.

(b) The Company shall also pay to the Trustee, at the times and in the amounts and manner therein specified, the amounts required in order to purchase any Series 2005A Bond tendered for purchase pursuant to the Indenture; provided, however, that the amounts required to be paid by the Company under this paragraph shall be reduced by the amounts made available for such purpose from the proceeds of the remarketing of such Series 2005A Bonds by the Remarketing Agent deposited in the Bond Fund or through payments by the Bank under the Letter of Credit deposited in the Bond Fund under Section 4.03 of the Indenture. The Company authorizes and directs the Trustee to demand money under the Letter of Credit in accordance with the provisions of the Indenture to the extent necessary for the purchase of Series 2005A Bonds pursuant to the Indenture. The Company authorizes and directs the Trustee to apply the payments made by or on behalf of the Company under this paragraph to the payment of the purchase price of Series 2005A Bonds.

Section 4.6. Obligations Absolute and Unconditional. Subject to the provisions of Section 7.5 hereof, the obligations of the Company to make or to cause (pursuant to the Letter of Credit) to be made the payments required in Sections 4.3 and 4.5 and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set-off, counterclaim, abatement or otherwise by reason of any action or inaction of the Trustee, the Issuer or any third party. Until such time as the principal of, and the interest on, the Bonds shall have been paid in full, the Company (a) will not suspend or discontinue any payments provided for in Sections 4.3 and 4.5 except to the extent the same have been prepaid or are being contested in good faith as provided in Section 4.5, (b) will perform and observe all its other agreements contained herein, and (c) except as provided in Article VII hereof, will not terminate this Agreement for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, sale, loss, eviction or constructive eviction, destruction of or damage to the Project, condemnation, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection herewith or with the Indenture. Notwithstanding the foregoing, the obligation of the Company to make payments hereunder shall be satisfied and discharged to the extent moneys are received by the Trustee pursuant to the Letter of Credit. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and if the Issuer should fail to perform any such agreement, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action shall not impair the agreements on the part of the Company hereunder.

Nothing contained herein shall be construed as a waiver of any rights which the Company may have against the Issuer under this Agreement, or against any person under this Agreement, the Indenture or otherwise, or under any provision of law; provided, however, that the Company shall pursue any rights or remedies against the Issuer, the Trustee, any Bondholder or any third party in connection herewith, or in connection with the

Indenture, the Company Documents, the Bank Documents or otherwise relating to the Bonds and security therefor only in a separate action, and not by way of any set-off, counterclaim, cross-claim or third party action in any suit brought to enforce the rights of the Bondholders, the Trustee or the Issuer under this Agreement, the Indenture, the Company Documents, the Bank Documents or otherwise in connection herewith; and provided further, that in order to preserve the right of the Company to raise such issues in any separate suit, any claim of the Company which, but for this Section 4.6, would be a compulsory counterclaim, shall be identified as such in the first responsive pleading filed by the Company to any action brought by the Issuer, Trustee, any Bondholder or any person.

Section 4.7. Assignment of Issuer’s Rights. Under the Indenture, the Issuer has pledged, assigned, transferred in trust and granted a security interest to the Trustee in all of the Issuer’s rights, title and interest under this Lease Agreement (except for the Issuer’s rights to payment of its fees and expenses, the Issuer’s right to indemnification in certain circumstances expressly set forth in this Lease Agreement, the Issuer’s right to receive PILOT payments in satisfaction of Section 6.20 and the covenants contained in Section 6.21 hereof) as security for the Bonds, and such rights, title and interest may be exercised, protected and enforced for or on behalf of the owners of the Bonds in conformity with this Lease Agreement and the Indenture. The Trustee is hereby given the right to enforce, as assignee of the Issuer, the performance of the obligations of the Company under this Lease Agreement, and the Company hereby consents to the same and agrees that the Trustee may enforce such rights as provided in this Lease Agreement and in the Indenture. The Issuer and the Company recognize that the Trustee is a third party creditor-beneficiary of this Lease Agreement.

Section 4.8. Company’s Performance Under Indenture. The Company agrees, for the benefit of the Bondholders, to do and perform all acts and things contemplated in the Indenture to be done or performed by it.

ARTICLE V

THE BANK

Section 5.1. Rights of Bank. The provisions in this Lease Agreement relating to the Bank shall apply for so long as the Series 2005A Bonds are Outstanding and the Letter of Credit remains in effect and the Bank is not insolvent and is not in default of its payment obligations under the Letter of Credit, unless any such provision is waived by the Bank or modified by agreement between the Bank and the Company. Anything contained in this Lease Agreement, the Indenture or the Bonds to the contrary notwithstanding, the existence of all rights given to the Bank under this Lease Agreement and the Indenture with respect to the giving of consents or approvals or the direction of proceedings are expressly conditioned upon its full performance of the Letter of Credit. Any such rights shall not apply at any time that the Bank wrongfully fails to make any payment under the Letter of Credit which failure has not been cured; provided, that this Lease Agreement shall not in any way limit or affect the rights of the Bank as a bondowner, as subrogee of a bondowner or as assignee of a bondowner or to otherwise be reimbursed and indemnified for its costs and expenses and other payment on or in connection with the Bonds or the Letter of Credit either by operation of law or at equity or by contract. The rights, if any, given to the Bank hereunder shall be further subject to the provisions of Sections 8.13 and 8.14 of the Indenture.

Section 5.2. Limitation on Rights of the Bank. Notwithstanding any provision of this Lease Agreement to the contrary, no consent of or notice to the Bank shall be required under any provision of this Lease Agreement nor shall the Bank have any right to consent to, direct or control any actions, restrictions, rights, remedies, waivers or acceleration pursuant to any provision of this Lease Agreement during any time which:

(a)	the Bank has wrongfully failed to honor a properly presented draw made under and in strict compliance with the terms of the Letter of Credit which failure has not been cured; or

(b)	the Letter of Credit is not in effect and no amounts are due and payable by the Company to the Bank under the Credit Agreement.

Section 5.3. Payments by Bank. The Bank shall, to the extent of any payments made by it pursuant to the Letter of Credit, be subrogated to all rights of the Issuer or its assigns (including, without limitation, the Trustee) as to all obligations of the Company with respect to which such payments shall be made by the Bank, but, so long as any of the Series 2005A Bonds remain Outstanding under the terms of the Indenture, such right of subrogation on the part of the Bank shall be in all respects subordinate to all rights and claims of the Issuer for all payments (except Lease Payments hereunder required to pay debt service on the Series 2005B Bonds) which are then due and payable under the Indenture or otherwise arising under this Agreement, the Indenture or the Series 2005A Bonds. The Trustee will, upon request, execute and deliver any instrument reasonably requested by the Bank to evidence such subrogation and the Trustee shall assign to the Bank its rights in any obligations of the Company with respect to which payment of the entire principal balance and accrued interest thereon shall be made by the Bank.

ARTICLE VI

PARTICULAR AGREEMENTS

Section 6.1. Maintenance, Operation and Insuring of Project; Taxes; No Operation of Project by Issuer. The Company hereby agrees that it will at its own expense maintain and operate all portions of the Project during their useful lives or until they are replaced with facilities necessary in their operation. This Agreement does not prevent the Company from merging or consolidating with another entity as permitted by Section 6.3. The Company further agrees that, except for taxes contested in good faith, it will pay all taxes levied with respect to the Project and the income therefrom and that it will at its own expense keep the Project properly insured against loss or damage from such perils usually insured against by businesses operating or owning like properties and maintain public liability insurance and all such worker’s compensation or other similar insurance as may be required by law. Evidence of such insurance will be furnished to the Bank and, if there is no Bank, to the Trustee upon request. Nothing contained in this Agreement shall be deemed to authorize or require the Issuer to operate the Project or to conduct any business enterprise in connection therewith

Section 6.2. Issuer’s, Trustee’s, and Fiscal Agent’s Expenses; Release and Indemnification Provisions. The Company agrees, whether or not the transactions contemplated by the Company Documents and the Indenture shall be consummated, to indemnify and hold harmless the Issuer and its officers, commissioners, directors, officials, employees and agents, including the Trustee, the Fiscal Agent, counsel to the Issuer and financial advisor to the Issuer (any and all of the foregoing being hereinafter referred to as the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings, expenses, judgments, damages, penalties, fines, assessments, liabilities, charges or other costs (including, without limitation, all attorneys’ fees and expenses incurred in connection with enforcing this Agreement or collecting any sums due hereunder and any claim or proceeding or any investigation in connection therewith) relating to, resulting from or in connection with (a) any cause whatsoever in connection with the Project, including, without limitation, the acquisition, design, construction, installation, equipping, operation, maintenance or use thereof or the financing thereof including any expenses arising from the failure to make payment of principal and interest on the Bonds; (b) any act or omission of the Company or any of its agents, contractors, servants, employees or licensees, in connection with the Project; (c) the issuance and sale of the Bonds; and (d) a misrepresentation or breach of warranty by the Company hereunder or under any of the Company Documents, or any violation by the Company of any of its covenants hereunder or under any of the other Company Documents. This indemnity is effective only with respect to any loss incurred by the Indemnified Persons not due to willful misconduct, gross negligence, or bad faith on the part of such Indemnified Persons. In case any action or proceeding shall be brought against one or more of the Indemnified Persons and in respect of which indemnity may be sought as provided herein, such Indemnified Person or Indemnified Persons shall promptly notify the Company in writing and the Company shall promptly assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person or Indemnified Persons, payment of all expenses and the right to negotiate and consent to settlement; but the failure to notify the Company as provided herein shall not relieve the Company from any liability that it may have (i) under this Section, so long as the Company is given the reasonable opportunity to defend such claim, except to the extent that such failure causes actual harm to the Company or prejudices its ability to defend such claim, and (ii) otherwise than under this Section. Any one or more of the Indemnified Persons shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Persons or Indemnified Persons unless (x) the employment of such counsel has been specifically authorized in writing by the Company, (y) the named parties to any such action (including any impleaded parties) include both the Company and such Indemnified Person or Indemnified Persons and representation of both the Company and such Indemnified Person or Indemnified Persons by the same counsel would, in the opinion of the Indemnified Party, be inappropriate due to actual or potential differing interests between them, or (z) the Indemnified Person or Indemnified Persons have been advised by Counsel that one or more legal defenses may be available to any or all of them which may not be available to the Company, in which case the Company shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel. The Company shall not be liable for any settlement of any such action effected without its consent, but if settled with such consent or if there is a final judgment in any such action with or without consent, the Company agrees to indemnify and hold harmless the Indemnified Person or Indemnified Persons, except as otherwise provided in this Section 6.2, from and against any loss by reason of such settlement or judgment.

The provisions of this Section shall survive the termination of this Agreement.

Section 6.3. Maintenance of Existence. Except as otherwise expressly provided in this Lease Agreement, the Company shall (1) preserve and keep in full force and effect its legal existence, and (2) remain qualified to do business and conduct its affairs in each jurisdiction where ownership of its property or the conduct of its business or affairs requires such qualification, except where failure to qualify would not be reasonably expected to have a material adverse effect on the Company. The Company agrees that so long as any Series 2005A Bonds remain outstanding it shall not merge or consolidate with any other entity and shall not transfer or convey all or substantially all of its property, assets and licenses; provided, however, the Company may, without violating any provision hereof, consolidate with or merge into another domestic entity (i.e., an entity existing under the laws of one of the states of the United States of America or the District of Columbia) or permit one or more other domestic entities to consolidate with or merge into it, or transfer all or substantially all of its assets to another domestic entity, but only on the condition that: (i) the assignee entity or the entity resulting from or surviving such merger (if other than the Company) or consolidation or the entity to which such transfer is made expressly assumes in writing and agrees to perform all of the Company’s obligations hereunder and under the Bank Documents and the other Company Documents; (ii) in connection with any such consolidation, merger or transfer, the Bank shall expressly ratify and affirm that the Letter of Credit remains in full force and effect; and (iii) the surviving entity shall preserve and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

Section 6.4. Agreement of Issuer Not to Assign or Pledge. Except for the assignment and pledge of the Trust Estate in the Indenture, the Issuer agrees that it will not attempt to further assign, pledge, transfer or convey its interest in or create any assignment, pledge, lien, charge or encumbrance of any form or nature with respect to any of the property, moneys, securities and rights granted by the Issuer to the Trustee under the Granting Clause of the Indenture.

Section 6.5. Redemption of Bonds. The Issuer or the Trustee, at the request of the Company at any time and from time to time, and if the same are then redeemable, shall forthwith take all steps that may be necessary under the applicable redemption provisions of the Indenture to effect redemption of all or any portion of the Bonds, as may be specified by the Company, on the earliest redemption date on which such redemption may be made under such applicable provisions or upon the date set for the redemption by the Company pursuant to Article IX hereof. As long as the Company is not in default hereunder and the Issuer is not obligated to call Bonds pursuant to the terms of the Indenture, neither the Issuer nor the Trustee shall redeem any Bond prior to its stated maturity unless requested to do so in writing by the Company.

Section 6.6. Reference to Bonds Ineffective After Bonds Paid. Upon Payment in Full of the Bonds and all fees and charges of the Trustee and the Fiscal Agent, all references herein to the Bonds, the Fiscal Agent and the Trustee shall be ineffective and neither the Issuer, the Fiscal Agent, the Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder and the Company shall have no further obligation hereunder, saving and excepting those that shall have theretofore vested and any right of any Indemnified Person (as defined in Section 6.2) to indemnification under Section 6.2, which right shall survive the payment of the Bonds and the termination of this Agreement. Reference is hereby made to Section 7.01 of the Indenture, which sets forth the conditions upon the existence or occurrence of which Payment in Full of the Bonds shall be deemed to have been made.

Section 6.7. Assignment, Sale or Lease of Project. The Company may assign its interest in this Agreement and may sell, lease or otherwise dispose of the Project, in whole or in part, provided that (a) the purchaser, lessee or transferee in such transaction shall be bound by the terms and provisions of this Agreement, and (b) such transaction shall not affect the liability of the Bank under the Letter of Credit.

Section 6.8. Financing Statements. The Company hereby covenants and agrees with the Issuer and the Trustee that it will pay all costs associated with the filing of any financing statements or continuation statements to be filed as required by law in order to fully protect the rights of the Trustee under the Indenture and will cooperate with the Trustee to effectuate the Trustee’s filing of any such continuation statements.

Section 6.9. Compliance with Credit Agreement. The Company hereby covenants and agrees that it will comply with all covenants and obligations applicable to it in the Credit Agreement from time to time in effect or, if the Credit Agreement is terminated prior to the termination of this Agreement, the Company agrees to comply with all covenants and obligations applicable to it in the Credit Agreement as in effect immediately prior to the termination thereof until the termination of this Agreement and the payment of the Company’s obligation hereunder.

Section 6.10. Inspection of Project. The Issuer, the Trustee and their duly authorized agents shall have the right, upon not less than two Business Days’ notice to the Company and during normal business hours, to enter upon any part of the premises of the Company at which the Project is located and examine and inspect the same as may be reasonably necessary for the purpose of determining whether the Company is in compliance with its obligations under Section 6.1 or in the event of failure of the Company to perform its obligations under Section 6.1, and the Issuer, the Trustee and their duly authorized agents shall also have the right, upon not less than two Business Days’ notice to the Company and during normal business hours, to examine the books and records of the Company insofar as such books and records relate to the acquisition, construction, installation and maintenance of the Project.

Section 6.11. Project List. The Company shall maintain at the Project site a list setting forth in reasonable detail all items constituting the Project.

Section 6.12. No Warranty of Condition or Suitability by Issuer. The Company recognizes that the Issuer does not deal in goods of the kind comprising components of the Project or otherwise hold itself out as having knowledge or skill peculiar to the practices or goods involved in the Project, and that the Issuer is not one to whom such knowledge or skill may be attributed by its employment of an agent or broker or other intermediary who by his occupation holds himself out as having such knowledge or skill. The Company further recognizes that since the components of the Project have been and are to be designated and selected by the Company, THE ISSUER HAS NOT MADE AN INSPECTION OF THE PROJECT OR OF ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE ISSUER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR OTHERWISE, WITH RESPECT TO THE SAME OR TO THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, IT

BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE COMPANY. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, THE ISSUER SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES OR REPRESENTATIONS BY THE ISSUER, EXPRESS OR IMPLIED (TO THE EXTENT PERMITTED BY APPLICABLE LAW), WITH RESPECT TO THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE U.C.C. OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

Section 6.13 Depreciation and Investment Tax Credit. The Issuer agrees that any depreciation or investment tax credit with respect to the Project or any part thereof shall be made available to the Company, and the Issuer will fully cooperate with the Company in any effort by the Company to avail itself of any such depreciation or investment tax credit.

Section 6.14. Alteration of Project. The Company shall have and is hereby given the right, at its sole cost and expense, to make such changes and alterations in and to any part of the Project as the Company from time to time may deem necessary or advisable without consent of the Issuer or the Trustee; provided, however, the Company shall not, unless required by law, rule or regulation, make any major change or alteration which will materially adversely affect the intended use or structural strength of any part of the Project. All changes and alterations made by the Company pursuant to the authority of this Article shall (a) be made in a workmanlike manner and in material compliance with all laws and ordinances applicable thereto, (b) when commenced, be prosecuted to completion with due diligence, and (c) when completed, shall be deemed a part of the Project; provided, however, that additions of machinery, equipment and/or personal property of the Company, not purchased or acquired from proceeds of the Bonds and not constituting a part of the Project shall remain the separate property of the Company and may be removed by the Company at any time; provided further, however, that all such additional machinery, equipment and/or personal property which remains in the Project 90 days after the termination of this Lease Agreement for any cause other than the purchase of the Project pursuant to Article X hereof shall, subject to the Bank’s rights therein granted pursuant to the Security Documents, thereupon become the separate and absolute property of Issuer.

Section 6.15. Release of Certain Land from the Agreement. Notwithstanding any other provision of this Lease Agreement, the parties hereto reserve the right at any time and from time to time upon mutual consent, with the consent of the Bank which consent shall not unreasonably be withheld, to amend this Lease Agreement to effect the release of and removal from this Lease Agreement and the leasehold estate created hereby of any unimproved part or parts of the real estate constituting the Project Site (on which none of the Project is situated); provided, that if at the time any such amendment is made any of the Bonds are Outstanding and unpaid there shall be deposited with the Trustee the following:

(a)	A copy of said amendment as executed;

(b)	A resolution of the Board of Directors of the Company (1) stating that the Company is not in default under any of the provisions of this Lease Agreement, (2) giving an adequate legal description of that portion (together with the interest in such portion) of the Project Site to be released, (3) stating the purpose for which the parties hereto desire the release, and (4) requesting such release;

(c)	A resolution of the governing body of the Issuer approving said amendment to this Lease Agreement and stating that the Issuer is not in default under any of the provisions of this Lease Agreement or the Indenture;

(d)

A certificate of an independent engineer, dated not more than 60 days prior to the date of the release and stating that, in the opinion of the person signing such certificate, (1) the portion of the Project Site so proposed to be released is not needed for the operation of the Project for its intended purposes, and

(2) the release so proposed to be made will not impair the usefulness of the Project for its intended purposes and will not destroy the means of ingress thereto and egress therefrom; and

(e)	A sum equal to the appraised value of said land as determined by an appraisal made by an appraiser who is a member of The American Institute of Real Estate Appraisers, which amount shall be deposited by the Trustee in the Bond Fund and shall be used for the redemption of Series 2005A Bonds on the earliest possible redemption date or to pay principal of any Series 2005A Bonds as the same becomes due and payable (or to reimburse the Bank for draws on the Letter of Credit applied to redeem or pay Series 2005A Bonds) until no Series 2005A Bonds remain outstanding and then to redemption or payment of Series 2005B Bonds.

If all of the conditions of this Section are met, the Issuer and the Trustee are authorized to release any such property from this Lease Agreement, and the Issuer is authorized to release any such property from the pledge of the Ordinance. No release effected under the provision of this Section shall, except to the extent provided in subsection (e) hereof, entitle the Company to any abatement or diminution of the Lease Payments payable under Section 4.3 hereof, nor shall any such release in any other way whatsoever affect this Lease Agreement or the Indenture with respect to the remaining parts of the Project, and all the terms and provisions of this Lease Agreement and the Indenture shall remain in full force and effect with respect to the remaining part of the Project as though no such release had been effected.

Section 6.16. Removal of Project Equipment. The Company shall have the right, provided the Company is not in default in the payment of Lease Payments, to remove from the Project and (on behalf of the Issuer) sell, exchange or otherwise dispose of, without responsibility or accountability to the Issuer or the Trustee with respect thereto, any items of machinery and equipment which constitute a part of the Project and which have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary or which, in the sound discretion of the Company, are otherwise no longer useful to the Company in its operations conducted on the Project Site; provided that, the Company shall, for so long as the Series 2005A Bonds are Outstanding:

(a)	Prior to any such removal, deliver to the Trustee a certificate signed by the Company (1) containing a complete description, including the make, model and serial numbers, if any, of any machinery or equipment constituting a part of the Project equipment which it proposes to remove from the Project Site, (2) stating the reason for such removal, (3) stating what disposition of the machinery or equipment is to be made by the Company after such removal and the names of the party or parties to whom such disposition is to be made and the consideration to be received by the Company therefor, if any, and (4) setting forth the proposed sale price (or trade-in credit to be received) and the fair market value (original cost of such machinery or equipment less depreciation at rates calculated in accordance with generally accepted accounting principles) of such machinery or equipment; and pay the greater of (A) the proceeds from the sale of such machinery or equipment (or trade-in credit received therefor) or (B) the fair market value of such machinery or equipment as set forth in said certificate to the Trustee for deposit in the Bond Fund; or

(b)	Promptly replace any such Project equipment so removed with machinery and equipment of the same or a different kind but with a value equal to or greater than the fair market value of the Project equipment so removed, and such machinery and equipment shall be deemed a part of the Project equipment; within 30 days after any such replacement, deliver to the Trustee a certificate signed by the Company (1) setting forth a complete description, including make, model and serial numbers, if any, of the machinery and equipment which the Company has acquired to replace the Project equipment so removed by the Company, (2) stating the cost thereof, and (3) stating that the machinery and equipment described in said certificate are fully paid for and have been installed on the Site as a part of the Project.

All machinery and equipment which replaces Project equipment removed from the Project Site by the Company pursuant to paragraph (b) of this Section shall become and be deemed a part of the Project.

In all cases, the Company shall pay all the costs and expenses of any such removal and shall immediately repair at its expense any damage to the Project caused thereby. The Company’s rights under this Section to remove from the Project machinery and equipment constituting a part of the Project equipment is intended only to permit the Company to maintain an efficient operation by the removal of machinery and equipment which is no longer suitable to the Company’s use for any of the reasons set forth in this Section, and such right is not to be construed to permit a removal under any other circumstances and specifically is not to be construed to permit the Company to make a wholesale removal of the Project equipment.

Section 6.17. Additions to Project. The Company shall have and is hereby given the right, at its sole cost and expense, to construct on the Project Site or within areas occupied by the Project, or in airspace above the Project, such additional buildings and improvements as the Company from time to time may deem necessary or advisable. All additional buildings and improvements constructed by the Company pursuant to the authority of this Article shall, during the Lease Term, remain the property of the Company and may be added to, altered or razed and removed by the Company at any time during the Lease Term hereof. The Company covenants and agrees (a) to make any repairs and restorations required to repair any damage to the Project because of the construction of, addition to, alteration or removal of, said additional buildings or improvements, (b) to keep and maintain said additional buildings and improvements in good condition and repair, ordinary wear and tear excepted, and (c) to promptly and with due diligence either raze and remove from the Project Site, in a good, workmanlike manner, or repair, replace or restore such of said additional buildings or improvements as may from time to time be damaged by fire or other casualty, and (d) that all additional buildings and improvements constructed by the Company pursuant to this Section 6.17 which remain in place 90 days after the termination of this Lease Agreement for any cause other than the purchase of the Project pursuant to Article X hereof shall thereupon, subject to the Bank’s rights therein granted pursuant to the Security Documents, become the separate and absolute property of Issuer; provided, however, the Company shall have the right, prior to or within 90 days after the termination of this Lease Agreement, to remove from or about the Project the buildings, improvements, machinery, equipment, personal property, furniture and trade fixtures which the Company owns under the provisions of this Lease Agreement and are not a part of the Project.

Section 6.18. Gross Receipts and Compensating Tax. The Company, either on its own behalf or as agent for the Issuer pursuant to this section will file returns for reporting and paying compensating tax which is due because of the Project and promptly will pay, as a Cost of the Project, any gross receipts or compensating tax due from the Issuer under any such returns. To the extent consistent with State law, the Issuer, at the request of the Company, will deliver to the Company a sufficient number of type 9 Nontaxable Transaction Certificates for delivery to suppliers with respect to the construction, furnishing and equipping of the Project as may be applicable under the New Mexico Gross Receipts and Compensating Tax Act. The Company will promptly pay any gross receipts or compensating tax plus applicable penalty and interest which is found by the State Taxation and Revenue Department to be due from the Company or the Issuer because of the purchase or use of the Project or any component of the Project by the Company or the Issuer. The Company, at its sole expense, may request any rulings from the State Taxation and Revenue Department which the Company determines might be necessary or desirable to clarify the New Mexico gross receipts and compensating tax results of transactions related to the Project and may dispute, at its sole expense, in any manner authorized by the New Mexico Tax Administration Act, any gross receipts or compensating tax liability imposed on the Company or the Issuer because of the Project; provided that the Company will not pursue a dispute that, in the reasonable opinion of the Issuer, will materially and adversely affect the rights of the Issuer. The Issuer will, at the sole expense of the Company, join in any reasonable modifications to this Agreement which are necessary or desirable to obtain Nontaxable Transaction Certificates or otherwise reduce the gross receipts and compensating tax imposed on the Company or the Issuer as a result of or in connection with the Project or the Company’s operations of the Project.

Section 6.19. Assessment in the Company’s Name. If this Agreement has not been terminated on or before September 1, 2035, the Company will take all necessary action to have the Project assessed for property tax purposes in the name of the Company on or within 30 days after September 1, 2035 and the Company will pay all ad valorem taxes on the Project from and after said date. If the Project must be conveyed to the Company to accomplish such assessment, this Agreement will thereafter be construed to be an installment sale agreement and all terms and provisions of this Agreement will remain in full force and effect. The provisions of Article X govern the manner and form of any such conveyance. Notwithstanding the foregoing, if the Company fails to take all necessary action to have the Project assessed for property tax purposes in the name of the Company thirty (30) days after September 1, 2035 the Issuer may execute, deliver and cause to be recorded, at the expense of the Company, a special warranty deed and bill of sale with respect to the Project.

Section 6.20. Payment in Lieu of Taxes.

(a) Payments for the Benefit of the School District. Beginning on the first business day in January 2006, and continuing to and including January 1, 2036, Company shall make annual payments to the Issuer for the benefit of the Albuquerque Public School District in the amount shown on Exhibit C. Each annual payment shall be paid on the first business day in January. The payment provisions of this Section 6.20(a) may be amended by the mutual agreement of the Company and the Issuer.

(b) Payments for the Benefit of County Hospitals. Beginning on the first business day in January 2006, and continuing and including January 1, 2036, Company shall make annual payments to the University of New Mexico Hospital in the amount shown on Exhibit C. Each annual payment shall be paid on the first business day in January. The payment provisions of this Section 6.20(b) may be amended by the mutual agreement of the Company and the Issuer

(c) Payments to the Issuer. If the Company terminates this Agreement within ten (10) years of the date hereof due to (i) ceasing operations, (ii) moving the manufacturing facility out of Bernalillo County, or (iii) any other voluntary act of the Company that results in the Project Property’s use being discontinued, the Company shall pay to the Issuer an amount equal to the abated real property taxes less all amounts paid pursuant to paragraphs 6.20(a) and 6.20(b) hereof. The payment shall be made within 30 days of such discontinuance.

Section 6.21. Employment Matters. During the term of the Lease Agreement, the Company will provide annual reports to the County providing the number of full time employees, wage levels, benefits, duration of employment, job classification, number of new employees hired and their categories of employment and the residence of the employee. The reports shall be submitted on forms provided by County within 90 days of the close of the Company’s fiscal year. The reports will be deemed to be public documents.

The Company shall, in accordance with Section 4-59-5(E) NMSA, (i) offer to its employees and their dependants health insurance coverage that is in compliance with the New Mexico Insurance Code (59A-1-1 NMSA 1978) and (ii) contribute not less than 50% of the premium for the health insurance for those employees who choose to enroll; provided that the 50% employer contribution shall not be a requirement for the dependant coverage that is offered.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The term “event of default,” wherever used in this Lease Agreement, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default in the payment of any Lease Payment when such payment becomes due and payable, whether by acceleration or otherwise; or

(b)	default in the payment of the purchase price of tendered Bonds as required under Section 3.07 of the Indenture; or

(c)

failure by the Company to observe or perform any agreement hereunder or on its part to be observed or performed, other than as referred to in subsection (a) or (b) of this Section, for a period of thirty

(30) days after written notice, specifying such failure and requesting that it be remedied, given to the Company and to the Bank by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if it is possible to correct such failure and corrective action is instituted by the Company or the Bank within the applicable period and diligently pursued until the failure is corrected; or in the case of any such default which can be cured with due diligence but not within such thirty-day period, the Company’s or Bank’s failure to proceed promptly to cure such default and thereafter prosecute the curing of such default with due diligence; or

(d)	any representation by or on behalf of the Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement, the Indenture or the Credit Agreement proves false or misleading in any material respect as of the date of the making or furnishing thereof; or

(e)	an “Event of Default” as defined in the Indenture, occurs and is continuing under the Indenture; and

(f)	the Trustee receives a written notice from the Bank Administrative Agent that an “Event of Default” as defined in the Credit Agreement, has occurred and is continuing under the Credit Agreement;

provided, however, that the occurrence of an event described in Section 7.1(c) or (d) shall not constitute an “event of default” hereunder, without the prior written consent of the Bank.

The Company and the Issuer hereby authorize the Bank and the Bank Administrative Agent to do any and all things necessary to correct any default described in paragraph (c) above on behalf of the Company.

The foregoing provisions of subsection (c) of this Section are subject to the following limitations: If by reason of force majeure, the Company is unable in whole or in part to carry out the agreements on its part therein referred to, the failure to perform such agreements due to such inability shall not constitute an event of default nor shall it become an event of default upon appropriate notification to the Company or the passage of the stated period of time. The term “force majeure” as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; acts of terrorism; orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company.

Section 7.2. Remedies. Whenever an Event of Default shall have happened and be continuing, the Trustee, as the assignee and pledgee of the Issuer under the Indenture, shall take any one or more of the following remedial steps:

(a) The Trustee may declare all Lease Payments required to be made under Section 4.3 to be immediately due and payable, whereupon the same shall become immediately due and payable. If the Trustee elects to exercise the remedy afforded in this subsection (a) and accelerates all Lease Payments required to be made under Section 4.3, the amount then due and payable by the Company as accelerated payments shall be the sum of (i) the aggregate principal amount of the outstanding Bonds, (ii) all interest on the Bonds then due and to become due to the date of payment of the principal of the Bonds, and (iii) all other amounts due and payable to the Issuer, if any, to the Bondholders or to the Trustee with respect to the payment of the Bonds, including Counsel fees actually incurred.

(b) Subject to the provisions of Section 7.5 hereof, the Trustee may take whatever action at law or in equity may appear necessary or desirable to collect any sums then due and thereafter to become due hereunder or to enforce performance and the observance of any agreement of the Company hereunder.

(c) The Trustee may exercise any remedies provided under the Indenture. Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture and after Payment in Full of the Bonds and the payment of any costs occasioned by an Event of Default hereunder, any excess moneys in the Bond Fund shall be returned to the Company.

The Company hereby authorizes the Trustee to draw moneys under the Letter of Credit in accordance with the Indenture upon a declaration of acceleration of payment of the Series 2005A Bonds in an amount equal to (i) the aggregate principal amount of all outstanding Series 2005A Bonds and (ii) all interest on the Series 2005A Bonds due and to become due to the date of payment. The obligation of the Company to accelerate payment of all Lease Payments required to be made by the Company pursuant to Section 4.3 upon a declaration of acceleration of payment of the Series 2005A Bonds shall be deemed satisfied and discharged by a corresponding drawing and payment under the Letter of Credit.

Section 7.3. No Remedies Exclusive. Subject to the provisions of Section 7.5, no remedy herein conferred upon or reserved to the Trustee is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy hereunder or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon the occurrence of any event of default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. The Trustee and the holders of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all agreements herein contained.

Section 7.4. Agreement to Pay Counsel Fees and Expenses. If there should occur a default or an event of default hereunder and the Trustee or the Issuer should employ Counsel or incur other expenses for the collection of sums due hereunder or the enforcement of performance or observance of any agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Trustee or the Issuer the reasonable fee of such Counsel and such other reasonable expenses so incurred by the Trustee or the Issuer.

If the Company should fail to make any payments required in this Section, such item shall continue as an obligation of the Company until the same shall have been paid in full, with interest thereon from the date such payment was due at the rate per annum borne by the Bonds until paid in full.

Section 7.5. Waiver of Events of Default and Rescission of Acceleration. If, in compliance with the requirements of Section 8.10 of the Indenture, the Trustee shall waive any Event of Default as therein defined with the written consent of the Bank and its consequences or rescind any declaration of acceleration of payments of the principal of and interest on the Bonds, such waiver shall also waive any Event of Default hereunder and its consequences and such rescission of a declaration of acceleration of the principal of and interest on the Bonds shall also rescind any declaration of any acceleration of all payments required to be made under Section 4.3. In case of any such waiver or rescission, or in case any proceeding taken by the Trustee on account of any such Event of Default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Company, the Trustee, the Bank and the holders of the Bonds shall be restored to their former positions and rights hereunder, but no such waiver or rescission shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

ARTICLE VIII

SUPPLEMENTAL LEASE AGREEMENTS

Section 8.1. Supplemental Lease Agreements without Consent of Bondowners. Without the consent of the owners of any Bonds, but with the written consent of the Bank (if a Letter of Credit is in effect), the Issuer and the Company may from time to time enter into one or more Supplemental Lease Agreements, for any of the following purposes:

(a)	to more precisely identify any project financed or refinanced out of the proceeds of the Bonds, or to substitute or add additional property thereto; or

(b)	to add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of the Lease, as herein set forth, additional conditions, limitations and restrictions thereafter to be observed; or

(c)	to evidence the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company herein contained; or

(d)	to add to the covenants of the Company or to the rights, powers and remedies of the Trustee for the benefit of the owners of all Bonds or to surrender any right or power herein conferred upon the Company; or

(e)	to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other changes, with respect to matters or questions arising under this Lease Agreement, provided such action shall not adversely affect the interests of the owners of the Bonds.

Section 8.2. Supplemental Lease Agreements with Consent of Bondowners. With the written consent of the Bank and the owners of not less than a majority in principal amount of each of the Series 2005A Bonds and the Series 2005B Bonds then Outstanding, the Issuer and the Company may enter into Supplemental Lease Agreements for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Lease Agreement or of modifying in any manner the rights of the Trustee and the owners of the Bonds under this Lease Agreement; provided, however, that no such Supplemental Lease Agreement shall, without the written consent of the Bank and the owner of each Outstanding Bond affected thereby,

(a)	change the dates that Lease Payments are due, or reduce the amounts of Lease Payments or the coin or currency in which, the Lease Payments are payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

(b)	reduce the percentage in principal amount of the Outstanding Bonds, the consent of whose owners is required for any such Supplemental Lease Agreement, or the consent of whose owners is required for any waiver provided for in this Lease Agreement of compliance with certain provisions of this Lease Agreement or certain defaults hereunder and their consequences; or

(c)	modify any of the provisions of this Section, except to increase any percentage provided thereby or to provide that certain other provisions of this Lease Agreement cannot be modified or waived without the consent of the owner of each Bond affected thereby.

It shall not be necessary for the required percentage of owners of Bonds under this Section to approve the particular form of any proposed Supplemental Lease Agreement, but it shall be sufficient if such act shall approve the substance thereof.

Section 8.3. Execution of Supplemental Lease Agreements. In executing or consenting to any Supplemental Lease Agreement permitted by this Article, the Issuer and the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Bond Counsel addressed to the Trustee and the Issuer stating that the execution of such Supplemental Lease Agreement is authorized or permitted by this Lease Agreement. The Trustee may, but shall not be obligated to, consent to any such Supplemental Lease Agreement which affects the Trustee’s own rights, duties or immunities under this Lease Agreement or otherwise.

Section 8.4. Effect of Supplemental Lease Agreements. Upon the execution of any Supplemental Lease Agreement under this Article, this Lease Agreement shall be modified in accordance therewith and such Supplemental Lease Agreement shall form a part of this Lease Agreement for all purposes; and the Company, the Issuer, the Trustee and every owner of Bonds theretofore or thereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 8.5. Reference in Bonds to Supplemental Lease Agreements. Bonds authenticated and delivered after the execution of any Supplemental Lease Agreement pursuant to this Article may, and if required by the Issuer shall, bear a notation in form approved by the Trustee as to any matter provided for in such Supplemental Lease Agreement. If the Issuer shall so determine, new Bonds so modified as to conform, in the opinion of the Issuer, to any such Supplemental Lease Agreement may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Bonds.

ARTICLE IX

PREPAYMENT AND ACCELERATION OF LEASE PAYMENTS

Section 9.1. Prepayment at the Option of the Company. Upon the exercise by the Company of its option to cause the Bonds or any portion thereof to be redeemed pursuant to Section 3.01(a) of the Indenture, the Company shall prepay Lease Payments in whole or in part at the times and at the prepayment prices sufficient to redeem all or a corresponding portion of the Bonds then Outstanding in accordance with said paragraph. At the written direction of the Company, such prepayments shall be applied to the redemption of the Bonds in whole or in part in accordance with said paragraph.

Section 9.2 Reserved

Section 9.3. Mandatory Prepayment Upon Certain Events. In the event the Bonds are subject to mandatory redemption for any reason described in Section 301 of the Indenture, the Company shall (except to the extent Bonds are purchased in lieu of redemption as provided in paragraph (f) of Section 301 of the Indenture) prepay Lease Payments in whole at the time and at the prepayment price sufficient to redeem all of the Bonds then Outstanding in accordance with Section 3.01 of the Indenture. The Company will promptly notify the Issuer, the Bank (if a Letter of Credit is in effect) and the Trustee in writing of the occurrence and existence of any event or condition which could result in mandatory prepayment under this Section.

Section 9.4. Right to Prepay at Any Time. The Company shall have the option at any time to prepay all of the Lease Payments, additional payments required by Section 4.5 and other amounts it is required to pay under this Lease Agreement by paying to the Trustee all such sums as are sufficient to satisfy and discharge the Indenture and paying or making provision for the payment of all other sums payable hereunder.

Section 9.5. Notice of Prepayment. To exercise an option granted by Section 9.1, 9.2 or 9.4 hereof, the Company shall give written notice to the Issuer and the Trustee which shall specify therein the date upon which a prepayment of Lease Payments will be made, which date shall be not less than 45 days from the date the notice is received by the Trustee, and which shall contain the written consent of the Bank if such prepayment is being paid in whole or in part from a draw on the Letter of Credit, and if such consent is otherwise required by the terms of the Indenture. In the Indenture, the Issuer has directed the Trustee to forthwith take all steps (other than the payment of the money required to redeem the Bonds) necessary under the applicable provisions of the Indenture to effect any redemption of the then Outstanding Bonds, in whole or in part.

Section 9.6. Precedence of this Article. The rights, options and obligations of the Company set forth in this Article may be exercised or shall be fulfilled, as the case may be, whether or not an event of default exists hereunder, provided that such event of default will not result in nonfulfillment of any condition to the exercise of any such right or option and provided further that no amounts payable pursuant to this Lease Agreement shall be prepaid in part during the continuance of an event of default described in Section 7.1(a) or (b) hereof.

ARTICLE X

OPTION TO PURCHASE THE PROJECT

Section 10.1. Option to Purchase the Project. The Company shall have, and is hereby granted, the option to purchase the Project at any time prior to the expiration of the Lease Term upon payment in full of all Bonds then Outstanding or provision for their payment having been made pursuant to Article VII of the Indenture. To exercise such option the Company (or the Bank, if acting on behalf of the Company after an event of default under the Credit Agreement) shall give written notice to the Issuer and to the Trustee, if any of the Bonds shall then be unpaid or provision for their payment shall not have been made in accordance with the provisions of the Indenture, and shall specify therein the date of closing such purchase, which date shall be not less than 45 nor more than 90 days from the date such notice is mailed. The purchase price payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

(a)	the full amount which is required to provide the Issuer and the Trustee with funds sufficient, in accordance with the terms of the Indenture, to pay at maturity or to redeem and pay in full (i) the principal of all of the Outstanding Bonds, or if the Bank so requires pursuant to the last sentence of this Section 10.1, the Series 2005A Bonds, (ii) all interest due on the Outstanding Bonds to the date of maturity or redemption, which ever first occurs, (iii) all costs, expenses and premiums incident to the redemption and payment of the Outstanding Bonds in full, or if the Bank so requires pursuant to the last sentence of this Section 10.1, the Series 2005A Bonds and (iv) any unpaid payment pursuant to Section 6.20 hereof;

(b)	an amount of money equal to the Issuer’s, Trustee’s, and other professional fees and expenses under the Indenture and this Lease Agreement accrued and to accrue until such redemption of the Bonds;

(c)	an amount of money equal to the Bank’s fees and expenses under the Bank Documents; and

(d)	the sum of $1.00.

Notwithstanding the foregoing, if there is a default under the Credit Agreement on the date of the closing of the purchase, the Bank shall have the right to require that the purchase price be calculated based upon the Series 2005A Bonds only, and not the Series 2005B Bonds, and that such purchase price be used solely to redeem or purchase the Series 2005A Bonds and not the Series 2005B Bonds on the date of the closing

Section 10.2. Conveyance of the Project and Site. At the closing of the purchase of the Project pursuant to this Article, the Issuer will deliver to the Company upon receipt of the purchase price the following:

(a)	If the Indenture shall not at the time have been satisfied in full, a release from the Trustee of the Lease of the Project.

(b)	A special warranty deed conveying to the Company fee simple title to the Project Site, and a bill of sale and assignment assigning and transferring to the Company title to the Project, as it then exists, and warranting title to both the Project and the Project Site to be free of all liens and encumbrances, subject to the following: (i) those liens and encumbrances, if any, to which title to the Project Site or the Project was subject when conveyed to the Issuer; (ii) those liens and encumbrances created by the Company or to the creation or suffering of which the Company has consented to in writing (other than the Lease and Indenture); (iii) those liens and encumbrances resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease Agreement; (iv) taxes and assessments, if any, and (v) if the Project is being condemned, the rights and title of any condemning authority.

Section 10.3. Relative Position of Option and Indenture. The option granted to the Company in this Article shall be and remain prior and superior to the Indenture and may be exercised whether or not the Company is in default under this Lease Agreement, provided that such default will not result in nonfulfillment of any condition to the exercise of any such option and further provided that all options herein granted shall terminate upon the termination of this Lease Agreement.

Section 10.4. Mandatory Purchase of Project Property. The Company will purchase, and the Issuer will sell, the Project Property for $1.00 at the expiration or sooner termination of this Agreement and following the payment of the Bonds, but no later than September 1, 2035. The Company will give notice to the Issuer specifying the date of closing such purchase, which will not be less than 15 nor more than 90 days from the date of such notice. At the closing of such purchase, the Issuer will, upon receipt of the purchase price and all amounts due and payable to the Issuer hereunder, deliver to the Company a deed, bill of sale and other appropriate documents, all prepared by the Company, at the Company’s expense, conveying to the Company title to the Project Property, as it exists at the time of such purchase, subject only to (i) those liens and encumbrances, if any, to which the Project Property was subject when conveyed to the Issuer, (ii) those liens and encumbrances created by the Company or to the creation or suffering of which the Company consented; (iii) those liens and encumbrances resulting from the failure of the Company to perform any of its obligations under this Agreement; (iv) Permitted Liens, other than the Indenture and this Agreement; and (v) any other lien arising as a matter of law. Such deed will be a quitclaim deed unless the Company provides to the Issuer not less than five days before the closing of a commitment for title insurance, title report, title search or other evidence of the state of title of the Project Property satisfactory to the Issuer, in which event the deed will be a special warranty deed. The Company may purchase the Project Property and exercise its other rights under this Section 10.4, whether or not an Event of Default has occurred and is continuing.

ARTICLE XI

TERM AND TERMINATION OF LEASE AGREEMENT

Section 11.1. Term of Lease Agreement. This Lease Agreement shall be effective concurrently with the initial issuance and delivery of the Bonds and shall continue in force and effect until the principal of, redemption premium, if any, and interest on all of the Bonds have been fully paid (or provision for their payment shall have been made in accordance with the Indenture), together with all sums to which the Issuer, the Bank (if a Letter of Credit is in effect) and the Trustee are entitled from the Company under this Lease Agreement and all reimbursement payments and other amounts payable by the Company to the Bank under the Credit Agreement with respect to the Letter of Credit and the other Bank Documents; provided, however, the provisions of Sections 4.5 and 6.2 related to payment of fees and indemnification of the Issuer, the Bank and the Trustee shall remain in full force and effect.

Section 11.2. Termination and Discharge of Lease Agreement. If the Company shall pay and discharge or provide for the payment or redemption and discharge of the whole amount of the principal of, redemption premium, if any, and interest on the Bonds at the time Outstanding as provided in the Indenture, or shall make arrangements satisfactory to the Issuer and the Trustee for such payment or redemption and discharge, and shall pay or cause to be paid all other sums payable under this Lease Agreement (including provision for indemnities to the Issuer, the Trustee and the owners of the Bonds) and under the Bank Documents, then all right, title and interest of the Issuer and the Trustee under this Lease Agreement shall thereupon cease, terminate and become void (except as provided in Section 11.1 of this Lease Agreement), the Bonds shall cease to be entitled to any benefit under this Lease Agreement and the Credit Agreement, and all covenants, agreements and obligations of the Company to the Trustee and the owners of the Bonds shall thereupon cease, terminate and become void; provided that the owners of the Bonds shall be entitled to payment thereof at the times and in the manner stipulated therein and in the Indenture from the sources provided for such payment.

Section 11.3. Amounts Remaining in Funds. It is agreed by the parties hereto that any amounts remaining upon expiration or earlier termination of this Lease Agreement in any account of the Project Fund and the Bond

Fund created under the Indenture relating to the Bonds upon expiration or earlier termination of this Lease Agreement and, after payment in full of such Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the fees and expenses of the Trustee in accordance with the Indenture and the fees and expenses of the Issuer in accordance with this Lease Agreement, shall be paid to the Bank (to the extent the Bank certifies to the Trustee that the Company is indebted to it on account of a draw on the Letter of Credit or otherwise under the Credit Agreement and the other Bank Documents) and then shall belong to and be paid to the Company by the Trustee; provided, however, moneys drawn on the Letter of Credit shall be paid to the Bank or as otherwise provided in the Indenture, and not to the Company.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1. Notices. It shall be sufficient service of any notice, request, complaint, demand or other paper required by this Lease Agreement to be given to or filed with the Issuer, the Trustee, the Bank, the Company or the owners of the Bonds if the same is given or filed in the manner and at the addresses specified in the Indenture.

A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company shall also be given to the Trustee and the Bank. The Issuer, the Company, the Trustee, and the Bank may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 12.2. Further Assurances. The Company will do, execute, acknowledge and deliver such further acts, instruments, financing statements and assurances as the Trustee may reasonably require for accomplishing the purposes of the Indenture and this Lease Agreement.

Section 12.3. Payments Due on Saturdays, Sundays and Holidays. If the day for any payment due under this Lease Agreement is not a Business Day, then such payment may be made on the next succeeding Business Day without additional interest and with the same force and effect as if made on the specified date for payment.

Section 12.4. Issuer’s Obligations Limited. Any other term or provision in this Lease Agreement or in any other documents executed in connection with the issuance of the Bonds or elsewhere to the contrary notwithstanding:

(a)	Any and all obligations (including without limitation, fees, claims, demands, payments, damages, liabilities, penalties, assessments and the like of or imposed upon the Issuer or its members, officers, agents, employees, representatives, advisors or assigns, whether under this Lease Agreement or any of the documents executed in connection with the issuance of the Bonds or elsewhere and whether arising out of or based upon a claim or claims of tort, contract, misrepresentation, or any other or additional legal theory or theories whatsoever (collectively the “Obligations”), shall in all events be absolutely limited obligations and liabilities, payable solely out of the following, if any, available at the time one of the Obligations in question is asserted:

(1)	Bond proceeds and investment earnings therefrom; and

(2)	Payments derived from the Bonds, the Letter of Credit (insofar as payment of principal and purchase price of, and interest on, the Series 2005A Bonds is concerned), the Indenture (including the Trust Estate to the extent provided in the Indenture) and this Lease Agreement (except for the fees and expenses of the Issuer and the Issuer’s right to indemnification under this Lease Agreement under certain circumstances and as otherwise expressly set forth therein);

(the above provisions (1) and (2) being collectively referred to as the “exclusive sources of the Obligations”).

(b)	The Obligations shall not be deemed to constitute a debt or liability of the State or of any political subdivision thereof within the meaning of any state constitutional provision or statutory limitation and shall not constitute a pledge of the full faith and credit of the State or of any political subdivision thereof, but shall be payable solely from and out of the exclusive sources of the Obligations and shall otherwise impose no liability whatsoever, primary or otherwise, upon the State or any political subdivision thereof or any charge upon their general credit or taxing power.

In no event shall any member, officer, agent, employee, representative or advisor of the Issuer, or any successor or assign of any such person or entity, be liable, personally or otherwise, for any Obligation.

(c)	In no event shall this Lease Agreement be construed as:

(1)	depriving the Issuer of any right or privilege; or

(2)	requiring the Issuer or any member, officer, agent, employee, representative or advisor of the Issuer to take or omit to take, or to permit or suffer the taking of, any action by itself or by anyone else; which deprivation or requirement would violate or result in the Issuer being in violation of the Industrial Revenue Bond Act or any other applicable state or federal law.

Section 12.5. Immunity of Officers, Employees and Directors of the Issuer and the Company. No recourse shall be had for the payment of Lease Payments or other amounts payable under this Lease Agreement or for any claim based thereon or upon any representation, obligation, covenant or agreement in this Lease Agreement contained against any past, present or future officer, member, trustee, director, limited partner, stockholder, employee or agent of the Issuer or the Company, or, respectively, of any successor public or private corporation thereto, either directly or through the Issuer, the Company, or respectively, any successor public or private corporation thereto, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such officers, members, trustees, directors, limited partners, stockholders, employees or agents as such is hereby expressly waived and released as a condition of and consideration for the execution of this Lease Agreement; it being expressly agreed and understood that the Bonds, the Indenture and this Lease Agreement are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any director, limited partner, trustee, member, officer, employee or agent, as such, past, present or future, of the Issuer or the Company or of any successor entity, either directly or through the Issuer or the Company or any successor entity, under or by reason of any of the obligations, promises or agreements entered into between the Issuer and the Company whether contained in this Lease Agreement or to be implied therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such director, limited partner, trustee, member, officer, employee or agent is, by the execution of this Lease Agreement and the Indenture, and as a condition of, and as part of the consideration for, the execution of this Lease Agreement and the Indenture, expressly waived and released.

Section 12.6. Net Lease. The parties hereto agree (a) that this Lease Agreement shall be deemed and construed to be a “net lease”, (b) that the payments of Lease Payments are designed to provide the Issuer and the Trustee with moneys adequate in amount to pay all principal and purchase price of, redemption premium, if any, and interest accruing on the Bonds as the same become due and payable, (c) that to the extent that the payments of Lease Payments are not sufficient to provide the Issuer and the Trustee with funds sufficient for the purposes aforesaid, the Company shall be obligated to pay, and it does hereby covenant and agree to pay, upon demand therefor, as Additional Payments, such further moneys, in cash, as may from time to time be required for such purposes, and (d) that if after the principal of, redemption premium, if any, and interest on the Bonds and all costs incident to the payment of the Bonds have been paid in full the Trustee or the Issuer holds unexpended funds received in accordance with the terms hereof, such unexpended funds shall, after payment therefrom of all sums then due and owing by the Company under the terms of this Lease Agreement and the Bank Documents, be distributed in accordance with the Indenture.

Section 12.7. Benefit of Lease Agreement. This Lease Agreement shall inure to the benefit of and be binding upon the Issuer, the Company, the Trustee, the owners of the Bonds and, if the Letter of Credit is in effect, the Bank, and their respective successors and assigns. In the event of any conflict between the provisions of this Lease Agreement and the Credit Agreement, the provisions of the Credit Agreement shall prevail. Nothing in this Lease Agreement or in the Indenture or the Bonds, express or implied, shall give to any Person, other than the parties hereto, the Trustee and the Bank and their successors and assigns and the owners of the Outstanding Bonds, any benefit or any legal or equitable right, remedy or claim under this Lease Agreement.

Section 12.8. Severability. If any provision in this Lease Agreement, the Indenture or the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.9. Amendments, Changes and Modifications. Except as otherwise provided herein or in the Indenture, subsequent to the date of issuance and delivery of the Bonds and prior to their payment in full, this Lease Agreement may not be effectively amended or terminated without the written consent of the Company and the Bank. This Lease Agreement may be modified, altered, amended or supplemented in accordance with the Indenture in order to obtain a rating of the Series 2005A Bonds by the Rating Agency.

Section 12.10. Counterparts. This Lease Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 12.11. Governing Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the State.

IN WITNESS WHEREOF, the Issuer and Company have caused this Lease Agreement to be executed by their duly authorized officers, as of the day and year first above written.

BERNALILLO COUNTY, NEW MEXICO

By:	/s/ ALAN B. ARMIJO
Title:	Chair, Board of County Commissioners

ATTEST:

By:	/s/ DIANNE BROWN FOR MARY HERRERA
County Clerk

TEMPUR PRODUCTION USA, INC.

By:	/s/ WILLILAM H. POCHE
William H. Poche
Assistant Treasurer

ACKNOWLEDGMENT

STATE OF NEW MEXICO	)
	)	ss:
COUNTY OF BERNALILLO	)

This instrument was acknowledged before me on October 21, 2005, by Alan B. Armijo, Chairman of the Board of Commissioners of Bernalillo County, New Mexico for and on behalf of said County.

[SEAL]

/s/ MARLO TORRES
Notary Public

My Commission Expires:	Marlo Torres
January 30, 2007	Typed or Printed Name of Notary Public

ACKNOWLEDGMENT

STATE OF NEW KENTUCKY	)
	)	ss:
COUNTY OF FAYETTE	)

This instrument was acknowledged before me on October 25th, 2005, by William H. Poche, Assistant Treasurer of Tempur Production USA, Inc., a Virginia corporation, for and on behalf of said corporation.

[SEAL]

/s/ CJ LOUALLEN
Notary Public

My Commission Expires:	CJ Louallen
4/21/2006	Typed or Printed Name of Notary Public